SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                 AMENDMENT NO. 1
                                       TO
                                   SCHEDULE TO
                  TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
           OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

                             -----------------------

                               CII FINANCIAL, INC.
                      (Name of subject companies (issuer))
                         CII FINANCIAL, INC., as issuer
                           (Names of filing persons
            (identifying status as offeror, issuer or other person))


                   7 1/2% CONVERTIBLE SUBORDINATED DEBENTURES
                  DUE SEPTEMBER 15, 2001 OF CII FINANCIAL, INC.

                         (Title of Class of Securities)

                             -----------------------

                                    12551LAB7
                      (CUSIP Number of Class of Securities)

                             David Sonenstein, Esq.
                                 General Counsel
                              2716 North Tenaya Way
                               Las Vegas, NV 89128
                            Telephone: (702) 242-7046
            (Name, address and telephone number of person authorized
       to receive notices and communications on behalf of filing persons)

                                   Copies to:

                            Stephen P. Farrell, Esq.
                              Howard A. Kenny, Esq.
                           Morgan, Lewis & Bockius LLP
                                 101 Park Avenue
                            New York, New York 10178
                            Telephone: (212) 309-6000

                            CALCULATION OF FILING FEE

                 Transaction Valuation (1)         Amount of Filing Fee
                      $47,059,000                        $12,424

(1)Pursuant to Rule 457(f)(2) under the Securities Act of 1933, this amount is based upon the book value of the $47,059,000 aggregate principal amount of the 7 1/2% convertible subordinated debentures due September 15, 2001, that may be received in the exchange offer.

[  X ] Check  box if any part of the fee is  offset  as  provided  by Rule  0-11
   (a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $12,424
Form or Registration No.:  Form S-4 (File No. 333-52726)
Filing Party:  CII Financial, Inc.
Date Filed:  December 26, 2000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[      ] third party tender offer subject to Rule 14d-1.
[  X   ] issuer tender offer subject to Rule 13e-4.
[      ] going private transaction subject to Rule 13e-3.
[      ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                                  INTRODUCTION

Explanatory   Note:  CII   Financial,   Inc.  filed  a  Schedule  TO  which
inadvertently did not include a conformed signature. This Amendment No. 1 to Schedule TO is being filed to correct that deficiency and is otherwise identical to the Schedule TO filed on February 23, 2001.

         This Tender Offer Statement on Schedule TO relates to the offer by CII Financial, Inc., a California corporation ("CII Financial"), to exchange up to $47,059,000 of the outstanding 7 1/2% convertible subordinated debentures due September 15, 2001 ("Debentures"), of CII Financial, Inc., (or such lesser number as are properly tendered) for new 9% senior subordinated debentures due September 15, 2006 or cash, upon the terms and subject to the conditions set forth in CII Financial's Registration Statement on Form S-4 (File No. 333-52726) filed with the Securities and Exchange Commission on December 26, 2000, and as amended on February 5, 2001 (the "Registration Statement"), and in the related Letter of Transmittal filed as Exhibit 99.1 to the Registration Statement (the "Letter of Transmittal").

         The information in the Registration Statement and the exhibits thereto, including the related Letter of Transmittal, are incorporated herein by reference in this Schedule TO in answer to some of the items required in this Schedule TO.

ITEM 3.  Identity and Background of Filing Persons.

         The  following  are  the  executive   officers  and  directors  of  CII
Financial:

     Paul H. Palmer, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Frank E. Collins, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Kathleen M. Marlon, President, Chief Executive Officer, Chairman and Director, c/o CII Financial, Inc., 2716 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7040

     John F. Okita, Chief Financial Officer, c/o CII Financial, Inc., 2716 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7040

     Robert G. Riordan, Vice President, Region II, c/o CII Financial, Inc., 2716 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7040

     Robert L. Selli, Vice President, Region I, c/o CII Financial, Inc., 2716 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7040

     David M. Sonenstein, General Counsel and Secretary, c/o CII Financial, Inc., 2716 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7040

         The following is the corporate parent of CII Financial:

Sierra Health Services, Inc., a Nevada corporation ("Sierra") owns 100% of the issued and outstanding capital stock of CII Financial. Sierra's executive offices are located at 2724 North Tenaya Way, Las Vegas, Nevada 89128, and Sierra's phone number at that address is (702) 242-7000.

         The following are the executive officers and directors of Sierra:

     Anthony M. Marlon, Chief Executive Officer and Chairman of the Board, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Albert L. Greene, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Michael E. Luce, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Thomas Y. Hartley, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     William J. Raggio, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Charles L. Ruthe, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Anthony L. Watson, Director, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Jonathon W. Bunker, Senior Vice President, HMO and Insurance Operations and Managed Healthcare Division, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Frank E. Collins, Executive Vice President, Secretary and General Counsel, c/o Sierra Health Services, Inc., 2724 North Tenaya Way,
Las Vegas, Nevada  89128, telephone (702) 242-7000

     William R. Godfrey, Executive Vice President, Administrative Services, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las
Vegas, Nevada  89128, telephone (702) 242-7000

     Laurence S. Howard, Senior Vice President, Information Technology and Program Office, c/o Sierra Health Services, Inc., 2724 North
Tenaya Way, Las Vegas, Nevada  89128, telephone (702) 242-7000

     Michael A. Montalvo, Vice President, Customer Service Operations, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas,
Nevada  89128, telephone (702) 242-7000

     Paul H. Palmer, Vice President, Chief Financial Officer and Treasurer, c/o Sierra Health Services, Inc., 2724 North Tenaya Way, Las Vegas, Nevada 89128, telephone (702) 242-7000

     Marie H. Soldo, Executive Vice President, Government Affairs, Special Projects, c/o Sierra Health Services, Inc., 2724 North Tenaya
Way, Las Vegas, Nevada  89128, telephone (702) 242-7000

ITEM 4.  Terms of the Transaction.

(b) None of the securities except those owned by Sierra and described in Item 8 of this Schedule are to be purchased from any officer, director or affiliate of the Company. Sierra currently expects to tender such securities in the exchange offer.

ITEM 5.  Past Contracts, Transactions, Negotiations and Agreements.

         None.

ITEM 6.  Purposes of the Transaction and Plans or Proposals.

         (c)  None.

ITEM 8.  Interest in Securities of the Subject Company.

         Sierra  owns  $18,000   aggregate   principal  amount  of  the  subject
securities. None of the other persons named in Item 3 beneficially owns any of the subject securities.

ITEM 10. Financial Statements.

         The required financial statements can be found (i) under the heading "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 69 and
(ii) beginning at page F-1, in CII Financial's Registration Statement incorporated by reference herein.

ITEM 12.      Materials to be filed as Exhibits.

(a)(1)* Prospectus and Exchange Offer dated December 26, 2000, incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-52726) filed on December 26, 2000 as amended on February 5, 2001.

(a)(2)     Press Release Issued by the Company on December 26, 2000.

(a)(3)* Letter of Transmittal, incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-4 (No.
            333-52726) originally filed on December 26, 2000.

(a)(4)*     Form of Notice of Guaranteed Delivery, incorporated by reference to
            Exhibit 99.2 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(5)* Form of Notice to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, incorporated by reference to Exhibit
            99.3 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(6)* Form of Notice to Clients, incorporated by reference to Exhibit 99.4 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(7)* Form of Company Letter to Debentureholders, incorporated by reference to Exhibit 99.5 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(8)**   Company Letter to Debentureholders dated December 26, 2000.

(a)(9)**   Company Letter to Debentureholders dated January 5, 2001.

(a)(10)**  Press Release Issued by the Company on January 19, 2001.

(a)(11)**  Press Release Issued by the Company on February 13, 2001.

(b)+ Form of Promissory Note to be issued to Sierra or an affiliate of Sierra.

(d)(1)* Intercompany Services Agreement dated January 1, 1999, by and between Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.6 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(2)* Tax Allocation Agreement dated May 30, 1997, among Sierra, Health Plan of Nevada, the Company, Sierra Health and Life Insurance Company, California Indemnity Insurance Company, Commercial Casualty Insurance Company and CII Insurance Company, incorporated by reference to Exhibit 10.7 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(3)* HCO Contract with Claims Administrator and Supplement dated January 19, 2001 among California Indemnity Insurance Company, and each of its insurer subsidiaries, and Sierra Health and Life Insurance Company, incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(4)* Guaranty, dated as of August 23, 2000, among the Company, among others, as guarantors, in favor of Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, incorporated by reference to Sierra's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2000.

(d)(5)* Limited Partnership Agreement of the 2716 N. Tenaya Way Limited Partnership dated December 3, 1998, among California Indemnity Insurance Company, Commercial Casualty Insurance Company and Sierra, incorporated by reference to Exhibit 10.15 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(6)* Sublease of 2716 North Tenaya Way, Las Vegas, Nevada, dated January 25, 2001, among Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.16 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(7)* Investment Services Agreement dated January 1, 1999, between Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.18 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(8)* Investment Services Agreement dated January 1, 1999, between Sierra and Commercial Casualty Insurance Company, incorporated by reference to Exhibit 10.19 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(9)* Investment Services Agreement dated January 1, 1999, between Sierra and CII Insurance Company, incorporated by reference to Exhibit
            10.20 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(10)* Investment Services Agreement dated January 1, 1999, between Sierra and Sierra Insurance Company of Texas, incorporated by reference to
            Exhibit 10.21 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(g)         None.

(h)* Form of Opinion of Morgan, Lewis & Bockius LLP, Special United States tax counsel to the Company, to be filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000 and incorporated by reference herein.

*        Incorporated by reference.
**       Previously filed with the Securities and Exchange Commission.
+        To be filed by amendment.

ITEM 13.          Information Required by Schedule 13E-3.

         Not Applicable.

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 23, 2001
                                    CII FINANCIAL, INC.


                                    By: /s/ Kathleen M. Marlon
                                        Name:  Kathleen M. Marlon
                                        Title: President, Chief Executive
                                               Officer and Chairman

                                INDEX TO EXHIBITS

Exhibit                               Exhibit
Number

(a)(1)* Prospectus and Exchange Offer dated December 26, 2000, incorporated by reference to the Company's Registration Statement on Form S-4 (No. 333-52726) filed on December 26, 2000 as amended on February 5, 2001.

(a)(2)     Press Release Issued by the Company on December 26, 2000.

(a)(3)*    Letter of Transmittal, incorporated by reference to Exhibit 99.1 of the Company's Registration Statement on Form S-4 (No.
            333-52726) originally filed on December 26, 2000.

(a)(4)*     Form of Notice of Guaranteed Delivery, incorporated by reference to
            Exhibit 99.2 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(5)* Form of Notice to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees, incorporated by reference to Exhibit
            99.3 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(6)* Form of Notice to Clients, incorporated by reference to Exhibit 99.4 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(7)* Form of Company Letter to Debentureholders, incorporated by reference to Exhibit 99.5 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(a)(8)**   Company Letter to Debentureholders dated December 26, 2000.

(a)(9)**   Company Letter to Debentureholders dated January 5, 2001.

(a)(10)**  Press Release Issued by the Company on January 19, 2001.

(a)(11)**  Press Release Issued by the Company on February 13, 2001.

(b)+ Form of Promissory Note to be issued to Sierra or an affiliate of Sierra.

(d)(1)* Intercompany Services Agreement dated January 1, 1999, by and between Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.6 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(2)* Tax Allocation Agreement dated May 30, 1997, among Sierra, Health Plan of Nevada, the Company, Sierra Health and Life Insurance Company, California Indemnity Insurance Company, Commercial Casualty Insurance Company and CII Insurance Company, incorporated by reference to Exhibit 10.7 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(3)* HCO Contract with Claims Administrator and Supplement dated January 19, 2001 among California Indemnity Insurance Company, and each of its insurer subsidiaries, and Sierra Health and Life Insurance Company, incorporated by reference to Exhibit 10.8 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(4)* Guaranty, dated as of August 23, 2000, among the Company, among others, as guarantors, in favor of Bank of America National Trust and Savings Association as Administrative Agent and the other financial institutions party thereto, incorporated by reference to Sierra's Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2000.

(d)(5)* Limited Partnership Agreement of the 2716 N. Tenaya Way Limited Partnership dated December 3, 1998, among California Indemnity Insurance Company, Commercial Casualty Insurance Company and Sierra, incorporated by reference to Exhibit 10.15 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(6)* Sublease of 2716 North Tenaya Way, Las Vegas, Nevada, dated January 25, 2001, among Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.16 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(7)* Investment Services Agreement dated January 1, 1999, between Sierra and California Indemnity Insurance Company, incorporated by reference to Exhibit 10.18 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(8)* Investment Services Agreement dated January 1, 1999, between Sierra and Commercial Casualty Insurance Company, incorporated by reference to Exhibit 10.19 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(9)* Investment Services Agreement dated January 1, 1999, between Sierra and CII Insurance Company, incorporated by reference to Exhibit
            10.20 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(d)(10)* Investment Services Agreement dated January 1, 1999, between Sierra and Sierra Insurance Company of Texas, incorporated by reference to
            Exhibit 10.21 of the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000.

(g)         None.

(h)* Form of Opinion of Morgan, Lewis & Bockius LLP, Special United States tax counsel to the Company, to be filed as an exhibit to the Company's Registration Statement on Form S-4 (No. 333-52726) originally filed on December 26, 2000 and incorporated by reference herein.

*        Incorporated by reference.
**       Previously filed with the Securities and Exchange Commission.
+        To be filed by amendment.